Exhibit 3.26.1

SECOND AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

NATIONAL INSTITUTE FOR MEDICARE AND MEDICAID EDUCATION, LLC

The Articles of Organization for this Limited Liability Company were filed on October 19, 2012 and assigned Florida document number L12000133624.

Article I

The name of the Limited Liability Company is National Institute for Medicare and Medicaid Education, LLC.

Article II

The street address of the principal office of the Limited Liability Company is:

3280 Peachtree Road NE

Suite 2625

Atlanta, GA 30305

The mailing address of the Limited Liability Company is:

3280 Peachtree Road NE

Suite 2625

Atlanta, GA 30305

Article III

The purpose for which this Limited Liability Company is organized is any and all lawful business.

Article IV

The name and Florida street address of the Limited Liability Company’s registered agent is:

Corporation Service Company

1201 Hayes Street

Tallahassee, FL 32301

Article V

The name and address of the Authorized Member to be added to record is as follows:

Title:     AMBR

Gould & Lamb, LLC

3280 Peachtree Road NE

Suite 2625

Atlanta, GA 30305

The name and address of each Manager to be removed from record is as follows:

Title: MGR

John P. McDonough

101 Riverfront Blvd., Suite 100

Bradenton, FL 34205

Article VI

The effective date for these Second Amended and Restated Articles of Organization shall be upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of February, 2014.

NATIONAL INSTITUTE FOR MEDICARE AND MEDICAID EDUCATION, LLC,

a Florida limited liability company

By: Gould & Lamb, LLC, its sole member

By: G&L Acquisition Holdings, Inc., its sole member

By:     /s/ Clare Arguedas

Name: Clare Arguedas

Title: General Counsel, Executive Vice

President and Secretary